Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated September 17, 2012 relating to our audits of the consolidated financial statements of S&W Seed Company that appear in this Annual Report on Form 10-K for the fiscal year ended June 30, 2012 in (i) the Registration Statement of S&W Seed Company on Form S-1 as amended under cover of Form S-3 (File No. 333-164588) declared effective on February 8, 2012, (ii) its Registration Statement on Form S-3 (No. 333-178481 declared effective on February 8, 2012; and (iii) its Registration Statement on Form S-8 pertaining to the 2009 Incentive Stock Plan of S&W Seed Company (No. 333-169742).

/s/ M&K CPAS, PLLC

www.mkacpas.com
Houston, Texas
September 27, 2012